Exhibit 99.1
Suntron Corporation Names New Chief Financial Officer
PHOENIX, AZ.— February 17, 2005 — Suntron Corporation (NASDAQ SCM: SUNN), a leading provider of integrated electronics manufacturing solutions, today announced the appointment of Thomas B. Sabol as Chief Financial Officer (CFO) reporting to Paul Singh, Suntron’s President and Chief Executive Officer. Mr. Sabol started his new role effective February 14, 2006.
Most recently, Mr. Sabol was CFO of Wolverine Tube, Inc. (NYSE: WLV) where he served from 2004 to 2005. Previously Mr. Sabol served with electronic manufacturing services (EMS) company Plexus Corp. (NASDAQ: PLXS) from 1996 to 2002 as CFO and from 2002 to 2003 as Chief Operating Officer. Mr. Sabol has also been a member of Suntron’s Board of Directors and its Audit Committee since July 2004 and will continue to serve on Suntron’s Board.
“With more than twenty years of highly relevant financial and management experience, Tom is a seasoned executive who brings tremendous talent and depth of knowledge of our industry that will prove valuable as Suntron manages its future growth,” said Mr. Singh. “Tom and I share a vision of the future for this Company, and we look forward to continuing to improve our financial performance as we focus our strategy and efforts on profitable opportunities. Having worked with Tom as a board member, I feel very fortunate to have him as part of our executive management team.”
Mr. Sabol replaces James A. Doran who served as Suntron’s interim CFO since October 2005. Mr. Doran will resume his duties as Suntron’s Chief Accounting Officer.
“Jim is a valued member of our management team. In the role of interim CFO, Jim led our accounting and finance team during our active search to fill the CFO position, and I want to personally thank him for his continuing contributions,” added Mr. Singh.
The Company also announced today that, effective February 14, 2006, Mr. Sabol resigned his position on Suntron’s Audit Committee and was replaced by Allen S. Braswell, Jr. on the committee. Mr. Braswell has been a key member of Suntron’s Board since 2001.
About Suntron Corporation:
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,750 employees and contract workers.
Visit www.suntroncorp.com or call 888-520-3382 for more information.

Suntron Contacts at	Paul Singh	Thomas B. Sabol
602-789-6600	President and CEO	Chief Financial Officer
or via e-mail at
ir@suntroncorp.com